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                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


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Check the appropriate box:

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 [ ]  Confidential, for Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))
 [ ]  Definitive Proxy Statement
 [X]  Definitive Additional Materials
 [ ]  Soliciting Material Under Rule 14a-12

                               HOWELL CORPORATION
                (Name of Registrant as Specified in Its Charter)

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       paid previously. Identify the previous filing by registration statement
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                                 [HOWELL LOGO]

                                NOVEMBER 7, 2002

To the Preferred Stockholders of Howell Corporation:

Re:  Notice of Merger and Appraisal Rights

     NOTICE IS HEREBY GIVEN pursuant to Section 3(h) of the Howell Corporation Certificate of Designations relating to its $3.50 Convertible Preferred Stock, Series A, that Howell Corporation ("Howell") has entered into an Agreement and Plan of Merger, dated as of September 29, 2002 (the "Merger Agreement"), among Howell, Anadarko Petroleum Corporation ("Anadarko") and Belair Merger Corp., a direct wholly owned subsidiary of Anadarko ("Subcorp"), pursuant to which Subcorp will be merged with and into Howell, the separate existence of Subcorp will cease and Howell will continue as the surviving corporation and a direct subsidiary of Anadarko. In the merger, among other things, each share of Howell common stock will be converted into and become the right to receive $20.75 in cash, without interest, and each share of Howell preferred stock will be converted into and become the right to receive $76.15 in cash, without interest. The merger consideration of $76.15 per share of preferred stock was obtained by multiplying the $20.75 per share amount to be paid to holders of Howell common stock by 3.67, the number of shares of common stock into which each outstanding share of preferred stock is convertible. Our certificate of incorporation will not be amended in the merger.

     ONLY HOLDERS OF COMMON STOCK ARE ENTITLED TO VOTE ON THE MERGER. A special meeting of the common stockholders of Howell will be held on December 6, 2002, at 10:00 a.m., Houston, Texas time on the Concourse Level of the Howell Building, 1111 Fannin, Houston, Texas 77002 to consider and vote upon a proposal to adopt the Merger Agreement. We cannot complete the merger unless the holders of at least a majority of our outstanding common stock vote to approve and adopt the Merger Agreement. If the common stockholders approve and adopt the Merger Agreement at the special meeting on December 6, 2002, we expect to complete the merger promptly thereafter and holders of common stock would be entitled to exchange certificates representing their shares of common stock for the merger consideration after that time. For more information regarding the terms and conditions of the Merger Agreement and the common stockholders meeting, please see the accompanying proxy statement.

     In addition, NOTICE IS HEREBY GIVEN that, in accordance with Section 262(d)(1) of the General Corporation Law of the State of Delaware, holders of our preferred stock will have the right to seek appraisal of the fair value of their shares of preferred stock as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the Merger Agreement, hold such shares as of the time of the demand and continuously through the effective time of the merger and comply with other Delaware law procedures. The requirements for the proper exercise of appraisal rights are explained in the accompanying proxy statement on page 8 under the caption "Information About the Special Meeting and Voting -- Appraisal Rights." In addition, a copy of Section 262 of the General Corporation Law of the State of Delaware has been attached to the proxy statement as Annex C for your information. Reference is made to Annex C for a full statement of your appraisal rights.

     Pursuant to the Merger Agreement, we may declare and pay the regular quarterly dividend of $0.875 per share in cash in respect of our preferred stock, provided that the regular quarterly dividend on our preferred stock that would be paid on December 31, 2002 may not be declared prior to December 1, 2002, may not have a record date prior to December 11, 2002 and may not be paid if the merger is consummated on or prior to
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December 10, 2002. If the merger agreement is approved and adopted by the required vote of our common stockholders at the special meeting on December 6, 2002, subject to the satisfaction or waiver of the other conditions set forth in the merger agreement, we expect to consummate the merger on or prior to December 10, 2002. In such event, the regular quarterly dividend on our preferred stock for the fourth quarter of 2002 would not be paid.

     The record date for the determination of stockholders entitled to receive notice of the merger and appraisal rights has been fixed by the Board of Directors as the close of business on November 4, 2002.

                                          By Order of the Board of Directors,

                                          /s/ ROBERT T. MOFFETT
                                          Robert T. Moffett
                                          Vice President, General Counsel
                                          and Secretary